EXHIBIT 10.2

AMENDMENT NO. 1 TO
SYNNEX CORPORATION
2014 EMPLOYEE STOCK PURCHASE PLAN
In accordance with Section 15 of the SYNNEX Corporation 2014 Employee Stock Purchase Plan, as adopted (the “Plan”), the Plan is hereby amended as follows, effective as of September 15, 2014:
1.    Section 2(g) is hereby amended in its entirety as follows.
“2(g) ‘Effective Date’ means January 1, 2015.”
2.    Section 4(a) is hereby amended in its entirety as follows.
“4(a) Unless otherwise determined by the Committee, four Offering Periods shall commence in each calendar year. The Offering Periods shall consist of 3-month periods, unless otherwise determined by the Committee, commencing on January 1, April 1, July 1, and October 1 of each year. The first Offering Period shall commence on January 1, 2015. The Committee may specify additional terms and conditions that apply to an Offering, including, but not limited to, limits on the number of shares purchasable by a Participant or by all Participants in the aggregate during the Offering Period. In each case, such terms and conditions shall be subject to the terms and conditions of the Plan and the requirements of section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date.”
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To record the amendment of the Plan, SYNNEX Corporation has executed this document this 15 day of September, 2014.
SYNNEX CORPORATION
By:         /s/    Simon Y. Leung
Title:     Senior Vice President, General Counsel and     Corporate Secretary